Exhibit 99.1

DSW Inc. Shareholders Approve 2-for-1 Stock Split

Columbus, OH-October 17, 2013. DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced today that on October 14, 2013, its shareholders approved a 2-for-1 stock split of DSW’s common shares, along with approving an increase in the number of Class A common shares authorized for issuance. The Company plans to effect the stock split on November 2, 2013, by filing an amendment to its articles of incorporation. Each shareholder of record on the effective date will receive one additional Class A common share for each Class A and Class B common share then held, without any further action on the part of DSW’s shareholders. Shareholders do not need to exchange existing share certificates and will receive additional shares as a result of the stock split on November 4, 2013, through the Direct Registration System.

The Company’s Class A common shares trade on the New York Stock Exchange under the symbol DSW and are expected to trade on a post-split basis at the opening of trading on November 4, 2013.

Upon completion of the stock split, DSW will have approximately 90.4 million common shares outstanding, comprised of approximately 82.5 million Class A common shares and 7.9 million Class B common shares. The Company will report its third quarter results and its prior year’s results on a split-adjusted basis.

About DSW Inc.

DSW Inc. is a leading branded footwear, handbag and accessories retailer that offers a wide selection of brand name and designer fashion for women, men, and kids. As of October 24, 2013, DSW operates 393 Designer Shoe Warehouse stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 357 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and like DSW on Facebook at http://www.facebook.com/DSW.

Forward-Looking Statements:

Certain statements in this release, including without limitation statements regarding the consummation, effectiveness, and completion of the stock split and the timing thereof are “forward-looking statements” within the meaning of the rules and regulations of the SEC. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation (i) the successful consummation and completion of the stock split and (ii) the precautionary statements included in DSW’s filings with the SEC, including without limitation the “Risk Factors” section of DSW’s most recently filed annual report on Form 10-K and quarterly reports on Form 10-Q. Although the Company expects to file the amendment to its articles of incorporation to effect the stock split as of November 2, 2013, the board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the stock split if, at any time prior to filing the amendment to the articles of incorporation, the board of directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders to proceed with the stock split.

SOURCE: DSW Inc.

For further information: Please contact Christina Cheng, Director, Investor Relations, (855) 893-5691.